As filed with the Securities and Exchange Commission on April 17, 2015

Registration No. 333-201233

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Broadway Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	6035	95-4547287
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5055 Wilshire Boulevard
Suite 500
Los Angeles, California 90036
(323) 634-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brenda J. Battey
Chief Financial Officer
Broadway Financial Corporation
5055 Wilshire Boulevard, Suite 500
Los Angeles, California 90036
(323) 634-1700
BBattey@broadwayfederalbank.com

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

James R. Walther, Esq.
Arnold & Porter LLP
777 South Figueroa Street, Suite 4400
Los Angeles, California 90017
Ph: (213) 243-4297
Fax: (213) 243-4199
James.Walther@aporter.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common stock, $.01 par value	8,829,549	$1.35	$11,919,891.15	$1,385.09	(3)

(1)                                  Pursuant to Rule 416 under the Securities Act, this registration statement also registers a currently indeterminate number of additional shares of our common stock that may be issued to prevent dilution as a result of stock splits, stock dividends and similar events that result in stockholders, including the selling stockholders, holding additional shares of common stock or having the right to receive additional shares of common stock.

(2)                                  Estimated solely for purposes of computing the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low sale prices for our common stock as reported by the NASDAQ Capital Market on December 17, 2014.

(3)                                 Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED APRIL 17, 2015

The information in this preliminary prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective.  This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS

BROADWAY FINANCIAL CORPORATION

18,975,549 Shares of Common Stock

This prospectus relates solely to the resale or other disposition by the selling stockholders named in this prospectus of up to 18,975,549 shares of common stock, which would constitute 65.26% of our outstanding common stock if all such shares are sold.

The selling stockholders may sell, transfer or otherwise dispose of any or all of their shares of common stock from time to time on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  Such sales, transfers or other dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at negotiated prices.  See “Plan of Distribution” for additional information.

We are not offering any shares of common stock for sale pursuant to this prospectus and we will not receive any of the proceeds from sales of the shares covered hereby.

Our common stock is currently traded on the NASDAQ Capital Market under the symbol “BYFC.”  On April 15, 2015, the closing sale price for our common stock, as reported by the NASDAQ Capital Market, was $1.26 per share.

Investing in our common stock involves substantial risks.  You should carefully read the section entitled “Risk Factors” commencing on page 6 of this prospectus before investing in our common stock.

The shares of common stock offered hereby are not savings accounts, deposits or any other debt obligations of any savings and loan association or bank, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission, the Board of Governors of the Federal Reserve System or any other regulatory authority has approved or disapproved these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated April [   ], 2015

You should rely only on the information contained or incorporated by reference in this prospectus.  Neither we nor the selling stockholders have authorized anyone to provide you with different information.  This prospectus is not an offer to sell these securities, and neither we nor any selling stockholder is soliciting offers to buy these securities, in any state or other jurisdiction in which the offer or sale of these securities is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sale of these securities.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date stated herein for such information or, if no date is stated for such information herein, then the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of such document, regardless of the date of delivery of this prospectus or any sale of these securities.

As used in this prospectus, unless the context requires otherwise, references to “the Company,” “we,” “us,” or “our” refer to Broadway Financial Corporation and its subsidiaries and, except as otherwise indicated, references to our “common stock” refer to the class of common stock of the Company, par value $0.01 per share, having full voting rights, and do not include the Company’s separate authorized class of stock referred to as “non-voting common stock.”

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).  These forward-looking statements involve risks, uncertainties and assumptions, including those described in registration statements, annual reports and other periodic reports and documents we file from time to time with the Securities and Exchange Commission (the “SEC”).  Such statements may relate to our strategy, future operations, future financial position, future revenue, projected costs, or plans and objectives of the board of directors and management.  All statements contained herein or incorporated by reference in this prospectus that are not clearly historical in nature are forward-looking.  Words such as “anticipate,” “believe,” “continues,” “expect,” “estimates,” “intend,” “project” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

We caution readers that forward-looking statements are not a guarantee of future performance or conditions.  Actual results could differ materially from any expectation, estimate or projection conveyed by these statements and there can be no assurance that any such expectation, estimate or projection will be met.  Numerous important factors, risks and uncertainties affect our operating results and could cause actual results to differ in material respects from the results implied by these or any other forward-looking statements.  These potential factors, risks and uncertainties include, among others:

•                  the level of demand for mortgage loans, which is affected by such external factors as general economic conditions, market interest rate levels, tax laws and the demographics of our lending markets;

•                  the direction and magnitude of changes in interest rates and the relationship between market interest rates and the yield on our interest earning assets and the costs of our interest-bearing liabilities;

•                  the rate and amount of loan losses incurred and projected to be incurred by us, the possibility of increases in the amounts of our nonperforming assets, the level of our loss reserves and management’s judgments regarding the collectability of loans;

•                  changes in the regulation of lending and deposit operations or other regulatory actions, whether industry-wide or focused on our operations, including increases in capital requirements or directives to increase loan loss allowances or make other changes in our business operations;

•                  actions undertaken by both current and potential new competitors;

•                  the possibility of adverse trends in property values or economic trends in the residential and commercial real estate markets in which we compete;

•                  the effect of changes in economic conditions;

•                  the possibility of adverse effects on our business, including limited cash availability to pay our holding company operating expenses, if the regulatory cease and desist orders to which we are currently subject are not terminated;

•                  an inability to obtain and retain sufficient operating cash at our holding company level; and

•                  other risks and uncertainties detailed in our most recent Annual Report on Form 10-K, including those described in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations “ thereof, and in the other reports and documents that we file with the SEC that are incorporated herein by reference.

You should carefully consider such potential factors, risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

iii

PROSPECTUS SUMMARY

This summary highlights important information about our business and about the common stock described herein.  This summary does not contain all of the information that you may consider to be important to your decision whether to purchase any common stock offered hereby.  You should carefully read this prospectus its entirety, including the reports and other documents incorporated by reference herein, before making an investment decision.  In particular, you should read the section of this prospectus entitled “Risk Factors,” and the financial statements and related notes, and other information, included in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus.

BROADWAY FINANCIAL CORPORATION

Our Business

Broadway Financial Corporation was incorporated under Delaware law in 1995 for the purpose of acquiring and holding all of the outstanding capital stock of Broadway Federal Savings and Loan Association (“Broadway Federal” or the “Bank”) as part of the Bank’s conversion from a federally chartered mutual savings association to a federally chartered stock savings bank.  In connection with the conversion, the Bank’s name was changed to Broadway Federal Bank, f.s.b.  The conversion was completed, and the Bank became a wholly owned subsidiary of the Company, in January 1996.

The Company is regulated as a savings and loan holding company by the Board of Governors of the Federal Reserve System (the “FRB”).  The Bank is regulated by the Office of the Comptroller of the Currency (the “OCC”) and the Federal Deposit Insurance Corporation (the “FDIC”).  The Bank’s deposits are insured up to applicable limits by the FDIC.  The Bank is also a member of the Federal Home Loan Bank of San Francisco.

We are headquartered in Los Angeles, California and our principal business is the operation of the Bank as our wholly-owned subsidiary.  The Bank’s principal business consists of attracting retail deposits from the general public in the areas surrounding our branch offices and investing those deposits, together with funds generated from operations and borrowings, primarily in multi-family mortgage loans, commercial real estate loans and one-to-four family mortgage loans.  In addition, we invest in securities issued by the federal government and federal agencies, residential mortgage-backed securities and other investments.  The Bank has discontinued its former program of mortgage lending to churches, but such loans, which resulted in substantial losses in recent years, remain a significant portion of the Bank’s loan portfolio.

Our revenue is derived primarily from interest income on loans and investments.  Our principal costs are interest expenses we incur on deposits and borrowings, together with general and administrative expenses.  Our earnings are significantly affected by general policies and actions of regulatory authorities, as well as changes in the real estate markets we serve and changes in the general economy.

We are a corporation organized under the laws of the State of Delaware.  Our principal executive offices are located at 5055 Wilshire Boulevard, Suite 500, Los Angeles, California 90036, our telephone number is (323) 634-1700 and our website is located at www.broadwayfederalbank.com.  The contents of our website are not part of this prospectus.

Financial Restructuring Transactions

Holding Company Liquidity

The Company’s principal sources of funds have historically been dividends from the Bank and, to a lesser extent, capital provided by investors.  The Bank has not paid dividends to the Company since June 2010 because of the Bank’s operating losses and because of limitations in a Consent Order the Bank entered into with the OCC on October 30, 2013, and a previous Order to Cease and Desist entered into with the OCC’s predecessor regulatory agency in September 2010.  Management does not anticipate that the Bank will receive approval to pay dividends for at least the next several quarters.  The following paragraphs describe the financial restructuring transactions that the Company completed in 2013 and 2014 to address its liquidity requirements and strengthen its capital and the context in which the transactions were undertaken.

In September 2010, the Company ceased paying interest on its $6.0 million aggregate principal amount of Floating Rate Junior Subordinated Debentures, which we refer to herein as the Subordinated Debentures or the Debentures, and did not have sufficient liquidity to pay the principal and accrued interest on the Debentures when they matured on March 17, 2014.  In addition, in June 2010, the Company ceased paying interest on the $5.0 million outstanding principal amount of its then outstanding line of credit loan from another financial institution, which we refer to herein as the Bank Loan, and was not able to repay the Bank Loan at its original maturity date of July 31, 2010.

The Company issued the Subordinated Debentures on March 17, 2004 in a private placement to a trust that had been established to purchase subordinated debt and preferred stock issued by multiple community banks.  Interest is payable on the Debentures quarterly at a rate per annum equal to the 3-Month LIBOR plus 2.54%.  The accrued interest on the Debentures was $797 thousand as of September 30, 2014.

The Company is subject to a regulatory cease and desist order (further described below) under which the Company is not permitted to make payments on its indebtedness, including the Debentures, without prior notice to and receipt of written notice of non-objection from the FRB.  In addition, under the terms of the Debentures, the Company is not allowed to make payments on the Debentures if the Company is in default on any of its senior indebtedness, which term included the Bank Loan described above.

2014 Transactions

During the first quarter of 2014, we obtained conditional approval from the trust that holds the Subordinated Debentures of our proposal to extend the maturity of the Debentures to March 17, 2024, in exchange for payment of $900 thousand of the principal of the Debentures at face value and payment of all accrued interest on the Debentures through the effective date of the extension.  We subsequently satisfied the conditions to implementation of this proposal, including, among others, obtaining the requisite Debenture holder approval, obtaining written confirmation of non-objection to the proposal and related transactions from the FRB, securing approval by our senior lender, and raising at least $6.0 million of additional common equity capital.

We completed the modification of the Debentures and related transactions on October 16, 2014, on which date we concurrently consummated private placements of 8,829,549 shares of common stock, including 6,973,320 shares of non-voting common stock, for gross proceeds of $9.7 million; made the required payments of principal and accrued interest on the Debentures; executed a Supplemental Indenture for the Debentures that extended the maturity of the remaining $5.1 million principal amount of the Debentures to March 17, 2024 and modified the payment terms thereof; and repaid the outstanding principal amount of the defaulted Bank Loan of $2.4 million, together with all accrued interest thereon.  The modified terms of the Debentures require quarterly payments of interest only for the next five years at the original rate of 3-Month LIBOR plus 2.54%.  Starting in June 2019, we will be required to make quarterly payments of equal amounts of principal, plus interest, until the Debentures are fully amortized on March 17, 2024.  We have the right to call the Debentures for redemption at any time.

2013 Recapitalization Transactions

In 2013, we simplified the Company’s capital structure through completion of the following recapitalization transactions:

•                  The issuance of 8,776 shares of Series F Common Stock Equivalent (the “Common Stock Equivalents”) in exchange for the five series of the Company’s formerly outstanding preferred stock that had an aggregate liquidation value or preference of $17.6 million, including two series of preferred stock, which we refer to as the TARP preferred stock, that the Company issued to the Treasury Department pursuant to the Capital Purchase Program component of the Treasury Department’s Troubled Asset Relief Program.  The parties agreed to value the Common Stock Equivalents issued for this purpose at $8.8 million based on the price at which shares of our common stock were sold in the subscription offering referred to below.

•                  The issuance of 2,646 shares of Common Stock Equivalents in exchange for all of the accumulated dividends on the TARP preferred stock, totaling $2.6 million as of the date of the exchange;

•                  The issuance of 2,575 shares of Common Stock Equivalents in exchange for $2.6 million principal amount of the Company’s $5 million principal amount of borrowings under its then outstanding Bank Loan;

•                  The forgiveness of the $1.8 million of accrued interest on the entire $5 million principal amount of the Bank Loan as of the date of the above-described exchange of Common Stock Equivalents for $2.6 million of the principal amount of the Bank Loan;

•                  The modification of the terms of the remaining $2.4 million principal amount of the Bank Loan to, among other matters, extend the maturity and terminate application of the default interest rate thereon;

•                  The exchange of 698 shares of Common Stock Equivalents issued in the Bank Loan principal exchange for 6,982 shares of Series G Non-Voting Preferred Stock; and

•                  The issuance of 4,235,500 shares of common stock in private sales at a price of $1.00 per share, yielding $4.2 million in gross proceeds.  A portion of the proceeds of the subscription offering were used to invest additional capital in the Bank and to repay all of the inter-company payables owed to the Bank by the Company.

The Common Stock Equivalents were a series of preferred stock of the Company, the terms of which provided that they would automatically convert into shares of the Company’s common stock, at the rate of 1,000 shares of common stock for each share of Common Stock Equivalents, upon stockholder approval of an amendment to the Company’s certificate of incorporation increasing the number of shares of common stock the Company is authorized to issue so as to permit such conversion.  The Series G Non-Voting Preferred Stock provided that it would automatically convert into shares of non-voting common stock of the Company upon approval by the stockholders of an amendment of the Company’s certificate of incorporation authorizing the Company to issue non-voting common stock.  The amendments required to effect such conversions were approved at the Company’s annual meeting of stockholders held on November 27, 2013 and the conversions of the Common Stock Equivalents and the Series G Non-Voting Preferred Stock became effective December 5, 2013.

Regulatory Cease and Desist Orders

Beginning in 2009, the Bank experienced elevated levels of loan delinquencies and non-performing assets, which resulted in substantial operating losses.  As a result of these factors and significant deficiencies in the Company’s and the Bank’s operations noted in a regulatory examination in early 2010, the Company and the Bank were declared to be in “troubled condition” and entered into cease and desist orders (the “Orders”) issued by the OCC’s regulatory predecessor effective September 9, 2010, requiring, among other things, that the Company and the Bank take remedial actions to improve the Bank’s loan underwriting and internal asset review procedures, to reduce the amount of its non-performing assets and to improve other aspects of the Bank’s business, as well as the Company’s management of its business and the oversight of the Company’s business by the board of directors.  Effective October 30, 2013, the Order for the Bank was superseded by a Consent Order entered into by the Bank and the OCC.  The Consent Order requires the Bank to maintain a Tier 1 (Core) Capital to Adjusted Total Assets ratio of at least 9% and a Total Risk-Based Capital to Risk-Weighted Assets ratio of at least 13%, both of which ratios are greater than the respective 4% and 8% levels for such ratios that are generally required under OCC regulations.  The Bank’s capital exceeded both of these higher capital ratio requirements at the end of each quarter during 2013 and at the end of each of the first three quarters of 2014.

The Consent Order imposed new requirements on the Bank, including the following among others:

•                  The Bank was required to create a Compliance Committee consisting of at least three independent directors to monitor compliance with the Consent Order.

•                  The Board of the Bank was required to prepare and submit a strategic plan and a capital plan that is consistent with the strategic plan for approval by the OCC.  The capital plan requirement includes requirements regarding targeted capital ratios and prior approval requirements for the payment of dividends, both as mentioned above.

•                  The Bank must implement an enhanced set of lending, other business and corporate governance procedures, and must develop and adhere to a written commercial real estate loan concentration risk management program and a written program to reduce the level of assets considered doubtful, substandard or special mention.  This latter program requirement includes requirements to monitor the levels of such assets on an on-going basis and to prepare and implement corrective actions as deemed necessary.

•                  The Bank must also implement an independent on-going loan review system and adopt new policies with respect to maintaining an adequate allowance for loan and lease losses.

The Consent Order does not include certain explicit restrictions on the Bank that had been imposed by the prior Order issued to the Bank, such as the specific limitation on the Bank’s ability to increase its assets during any quarter or certain limitations on employment agreements and compensation arrangements.  The strategic plan required by the Consent Order, however, must include the Bank’s plans regarding growth.  The Bank will not be permitted to commence any new business strategies, or any variation from the strategic plan, prior to receiving an OCC statement of no supervisory objection thereto.

In December 2013, the Board of Directors established a Consent Order Compliance Committee to oversee the operating changes implemented by the Bank to comply with the Consent Order.  The Bank submitted its strategic plan and capital plan to the OCC for approval in January 2014 and submitted revised forms of the plans in August 2014.  In November 2014, the Bank received a written statement of non-objection from the OCC with respect to the capital plan, but not with respect to the strategic plan requirements.

We believe that the Bank is in compliance with all aspects of the Consent Order, other than the Consent Order’s strategic plan and loan concentration risk management plan requirements.

The strategic plan is being amended to incorporate: (1) the provisions of a revised loan concentration risk management plan that is intended to reduce the Bank’s concentration limit established for multi-family loans, and (2) a revised criticized assets reduction plan that is intended to further reduce the Bank’s level of assets considered special mention, substandard or doubtful.

The costs of complying with the Consent Order are included in several expense categories in the Bank’s results of operations and are difficult to quantify.  Going forward, in order to comply with the Bank’s reduced concentration limit for multi-family loans, we anticipate that the Bank will find it necessary to sell more multi-family loans than previously planned, which we expect will result in lower levels of net interest income and higher gains on the sale of loans.  Management believes that the cost of implementing further reductions in criticized assets will not have a material impact on the Bank’s financial condition.

The Order issued to the Company, which has been administered by the FRB since July 2012, remains in effect.  This Order imposes the following restrictions, among other limitations and requirements:

•                  The Company may not declare or pay any dividends or make any other capital distributions without the prior written approval of the FRB.

•                  The Company may not make any changes in its directors or senior executive officers without prior notice to and receipt of notice of non-objection from the FRB.

•                  The Company is subject to limitations on severance and indemnification payments and on entering into or amending employment agreements and compensation arrangements, and on the payment of bonuses to directors and officers.

•                  The Company may not incur, issue, renew, repurchase, make payments on or increase any debt or redeem any capital stock without prior notice to and receipt of written notice of non-objection from the FRB.

On October 9, 2014, the Company received acknowledgement from the FRB that the revised business plan and capital plan submitted to the FRB by the Company in August 2014 are acceptable and that the plans include all items required by the Order. Management believes the Company is in compliance with all aspects of the FRB order.

Additional Information

For a complete description of our business, legal proceedings, financial condition, results of operations, the financial restructuring transactions summarized herein, and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2014, as amended.  For information on how to find copies of these documents, please see the section of this prospectus entitled “Where You Can Find More Information.”

THE OFFERING

The following is a brief summary of the offering to which this prospectus relates.  You should read the entire prospectus carefully, including “Risk Factors” and the information relating to us, including our consolidated financial statements contained in our filings with the SEC and incorporated by reference into this prospectus.

Issuer	Broadway Financial Corporation

Shares of common stock offered by the selling stockholders	18,975,549 shares of common stock(1)

Shares of common stock outstanding, including the shares offered hereby	29,076,708(1)

Use of Proceeds	We will not receive any of the proceeds from sales of the common stock offered hereby, all of which are being offered by selling stockholders.

Risk Factors	An investment in our common stock involves substantial risks that should be carefully considered by prospective investors before investing in our common stock. See “Risk Factors” in this prospectus.

Trading Symbol	Our common stock is traded on the NASDAQ Capital Market under the symbol “BYFC.”

(1)  Includes 7,671,520 outstanding shares of non-voting common stock, which shares may only be sold in certain circumstances and will automatically convert into common stock having full voting rights in connection with such permitted sales.  See “Description of Our Securities” for descriptions of our common stock and non-voting common stock.

RISK FACTORS

Investing in our common stock involves substantial risks including, without limitation, those set forth below.  In addition to the risks summarized herein or in documents incorporated herein by reference, we may be subject to other risks from time to time that are not currently known to us or that we do not currently consider to be material, but which may have material adverse effects on our future results of operations and financial condition, and on the market price of our common stock.  You should carefully consider all of the information set forth in this prospectus and the documents we have filed with the SEC that are incorporated by reference in this prospectus prior to purchasing our common stock.

Risks Related to Our Business

The Company and the Bank are subject to regulatory orders issued by their principal federal regulators.

The Company and the Bank are subject to separate regulatory orders administered by the FRB, acting through the Federal Reserve Bank of San Francisco, and the OCC, respectively.  These orders, which are described in this prospectus under the caption “Broadway Financial Corporation—Financial Restructuring Transactions —Regulatory Cease and Desist Orders,” require that the Company and the Bank make certain changes in their business and management processes, including improvements to the Bank’s lending and loan review processes, not pay any dividends or make any other capital distributions without prior approval from the relevant regulator, and comply with certain other requirements.  The Bank is required under the Consent Order to which it is currently subject to prepare a strategic plan and a capital plan for its business and submit those plans to the OCC for approval.  The plans were submitted by the Bank to the OCC in late January 2014.  The OCC has issued a written statement of non-objection to the Bank’s capital plan but has not approved its strategic plan.  The Bank is not permitted to commence any new business strategies described in such plans before it has received a written statement of no supervisory objection from the OCC, or to deviate from a plan that has received such non-objection statement without having obtained a new statement of supervisory non-objection.

We are a holding company and depend primarily on dividends from our subsidiary for operating funds.  We have not received such dividends since 2010.

Substantially all of our activities are conducted through the Bank and the principal source of funds with which we service our debt and pay our parent company operating expenses and dividends to our stockholders has historically been dividends from the Bank.  Under the Consent Order from the OCC, the Bank may not pay a dividend or make a capital distribution to the Company without the prior written consent of the OCC.  Due, among other factors, to the operating losses that the Bank has experienced in recent years, the Bank has not received regulatory approval for the payment of any such dividends since mid-2010.  We anticipate that the OCC will consider the extent to which we have satisfied all of the requirements of the Consent Order and whether it believes we have achieved sustainable profitable operations in determining whether to approve dividend requests from the Bank.  We further anticipate that the OCC will not approve dividend requests from the Bank for at least the next several quarters.

A downturn in the real estate market could seriously impair our loan portfolio and operating results.

Most of our loan portfolio consists of loans secured by various types of real estate located in Southern California.  Real estate values in the region declined substantially in the recent economic downturn and the Bank experienced significant increases in loan delinquencies and defaults, which resulted in increases in the amounts of nonperforming assets.  These assets include loans on which the borrowers are not making required payments, loans that we have restructured to permit the borrower to make smaller payments, and real estate that we have acquired through foreclosure.  This has necessitated increasing our loss allowances and writing down the book value of many of our loans to the fair value, net of estimated selling costs, of the collateral securing the loans, which has significantly reduced our income and resulted in substantial net operating losses since 2009.  Real estate values have begun to improve and we have been successful in reducing our ratios of non-performing assets to total assets, although they remain high in comparison to historical standards.  If real estate values in the Southern California markets that we serve decline, or higher vacancies occur and other factors deteriorate, then the financial condition of our borrowers could be harmed, and the collateral for our loans will provide less security, both of which would likely cause the Bank to suffer additional losses.

Our allowance for loan losses may not be adequate to cover actual loan losses.

We try to limit the risk that borrowers will fail to repay loans by carefully underwriting the loans that we make.  Losses nevertheless occur.  We establish allowances for estimated loan losses in our accounting records through loss provisions which are recorded as provisions that reduce our income.  We base our decisions on the amount of these loss provisions and allowances that are prudent from time to time on our estimates of the following factors, among others:

•                  historical experience with our loans;

•                  evaluation of current economic conditions;

•                  reviews of the quality, mix and size of the overall loan portfolio;

•                  reviews of loan delinquencies, including trends in such delinquencies; and

•                  the quality of the collateral underlying our loans, based in part on independent appraisals by third parties.

If our actual loan losses exceed the amount that we have allocated for estimated probable losses, our net income and our financial condition could be materially and adversely affected.  Evaluation of many of the factors that are relevant to the determination of the appropriate levels of loss provisions and allowances is an inherently subjective process, and our conclusions are subject to review by our regulators in the course of regular periodic and special examinations of the Bank.  The regulatory examiners may make different judgments on such matters based on the information available to them at the times of their examinations and may require that we increase the amounts of our loss provisions and allowances.

Changes in interest rates affect our profitability.

Changes in prevailing interest rates may hurt our business.  We derive our income mainly from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities.  In general, the wider the spread, the more we earn.  When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate.  In addition, the timing and rate of change in the interest that we earn on our assets do not necessarily match the timing and rate of change in the interest that we must pay on our deposits and other interest-bearing liabilities, even though most of our loans have variable interest rates.  This can cause increases or decreases in our spread and can greatly affect our income.  In addition, interest rate fluctuations can affect how much money we may be able to lend and our ability to attract and retain customer deposits, which are an important source of funds for making and holding loans.

Changes in governmental regulation may impair our operations or restrict our growth.

We are subject to substantial governmental supervision and regulation, which are intended primarily for the protection of depositors.  Statutes and regulations affecting our business may be changed at any time, and the interpretation of existing statutes and regulations by examining authorities may also change.  Within the last several years Congress and the federal bank regulatory authorities have made significant changes to these statutes and regulations.  There can be no assurance that such changes to the statutes and regulations or in their interpretation will not adversely affect our business.  We are also subject to changes in other federal and state laws, including changes in tax laws, which could materially affect the banking industry.  If we fail to comply with federal bank regulations, our regulators may limit our activities or growth, assess civil money penalties against us or place the Bank into conservatorship or receivership.  Bank regulations can hinder our ability to compete with financial services companies that are not regulated or are less regulated.

Risks Related to Ownership of Our Common Stock

The United States Treasury Department is our largest stockholder and may make decisions with respect to fundamental corporate transactions that may be different from the interests of other stockholders.

The Treasury Department owns approximately 47.4% of our outstanding voting common stock, which percentage would decline to 34.9% if all currently outstanding shares of our non-voting common stock were converted into voting common stock in accordance with their terms.  The Treasury Department has agreed generally to vote its shares of our common stock in the same proportions (for, against or abstain) as our other common stockholders do in the aggregate, but has excepted voting on certain important matters from its proportional voting agreement.  These include:  election and removal of directors; approval of business combinations, including sales of all or substantially all of our assets or property; approval of dissolution of the Company; approval of any issuance of securities of the Company on which our common stockholders are entitled to vote; and amendments to our certificate of incorporation or bylaws on which our common stockholders are entitled to vote.  Accordingly, the Treasury Department has the ability to exercise a substantial influence over these important matters.  In pursuing its economic interests, the Treasury Department may make decisions with respect to fundamental corporate transactions that may be different from the interests of other stockholders.

The price of our common stock is volatile and you may not be able to resell shares of common stock owned by you at times or at prices you find attractive.

The trading price of our common stock may fluctuate significantly as a result of a number of factors, including the following:

•                  actual or anticipated changes in our operating results and financial condition;

•                  actions by our current stockholders, including sales of common stock by the Treasury Department or by other substantial stockholders and/or directors and executive officers;

•                  the limited number of our shares that are held by the general public, commonly called the “public float,” and our small market capitalization;

•                  failure to meet stockholder or market expectations regarding loan and deposit volume, revenue, asset quality or earnings;

•                  speculation in the press or the investment community relating to us or the financial services industry generally;

•                  fluctuations in the stock price and operating results of our competitors;

•                  proposed or adopted regulatory changes or developments;

•                  investigations, proceedings, or litigation that involve or affect us;

•                  the performance of the national and California economy and the real estate markets in California, particularly Southern California;

•                  general market conditions and, in particular, developments related to market conditions for the financial services industry;

•                  additions or departures of key personnel;

•                  changes in financial estimates or publication of research reports and recommendations by financial analysts with respect to our common stock or those of other financial institutions; and

•                  actions taken by bank regulatory authorities, including required additions to our loan loss reserves or the issuance of revised or additional cease and desist orders, based on adverse evaluations of our loans and other assets, our operating results, our management practices and procedures or other aspects of our business.

We have suspended payment of cash dividends on our common stock and may not pay any cash dividends on our common stock for the foreseeable future.

We have not declared or paid cash dividends on our common stock since June 2010 due to the operating losses we have experienced, and the Order issued to us by the Office of Thrift Supervision in September 2010, which required, among other limitations and requirements on our business operations, that we obtain the written non-objection of the Office of Thrift Supervision before we declare or pay any dividends.  The Order, now administered by the FRB acting through the Federal Reserve Bank of San Francisco, remains in effect.

Future sales or other dilution of our equity may adversely affect the market price of our common stock.

The issuance of additional shares of common stock, or securities that are convertible into our common stock, could be substantially dilutive to existing holders of our common stock.  The market value of our common stock could also decline as a result of sales by us of a large number of shares of common stock or any future class or series of stock or the perception that such sales could occur.

Resales of our common stock in the public market by current investors may cause the market price of our common stock to fall.

In connection with the financial restructuring transactions described herein, under the caption “Broadway Financial Corporation - Financial Restructuring Transactions,” we provided investors, including the Treasury Department, with customary registration rights with respect to the shares of our stock issued to them.  In addition, certain of the investors may be able to resell their shares in the public market without reliance on such registration rights based on the size of their holdings of shares of our common stock and the period of time that they have held such shares.  The market value of our common stock could decline as a result of sales by the investors of a substantial amount of the common stock held by each of them, or the perception that they may initiate such sales.

Anti-takeover provisions of our articles of incorporation and bylaws and federal and state law may limit the ability of another party to acquire us, which could depress our stock price.

Various provisions of our articles of incorporation and bylaws and certain other actions that we have taken could delay or prevent a third-party from acquiring control of us even if doing so might be beneficial to our stockholders.  These include, among others, our classified board of directors, the fact that directors may only be removed for cause, advance notice requirements for stockholder nominations of director candidates or presenting proposals at annual stockholder meetings, super-majority stockholder voting requirements for amendments to our certificate of incorporation and bylaws, and for certain business combination transactions, and the authorization to issue “blank check” preferred stock by action of our board of directors, without obtaining stockholder approval.  See “Description of Our Securities — Certain Anti-Takeover Effects.”  These provisions could be used by our board of directors to prevent a merger or acquisition that would be attractive to stockholders and could limit the price investors would be willing to pay in the future for our common stock.

Our common stock is not insured and you could lose the value of your entire investment.

An investment in shares of our common stock is not a deposit and is not insured against loss or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or authority.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock offered by the selling stockholders.

SELLING STOCKHOLDER INFORMATION

This prospectus covers 18,975,549 shares of common stock that may be sold from time to time by the selling stockholders identified herein.

The shares offered hereby were issued to the selling stockholders in the financial restructuring transactions completed in 2014 or, with respect to the United States Treasury Department, 2013 that are described herein under the caption “Broadway Financial Corporation - Financial Restructuring Transactions.”

The table below has been prepared based upon the information furnished to us by the selling stockholders.  We do not know whether, when or in what amounts the selling stockholders may sell or otherwise dispose of the shares of common stock covered hereby.  As a result, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering.  For purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the selling stockholders.

Except as noted below, no selling stockholder has had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.  Mr. Chan, Mr. Davidson, Jr. and Mr. Medina are directors of the Company.  Mr. Hudson is a former chief executive officer and director of the Company who resigned from our board of directors effective February 1, 2015.  Ms. Battey is the Senior Vice President and Chief Financial Officer of the Company.  The Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan is our employee stock ownership plan.  The number of shares of our common stock offered hereby that are owned or controlled by officers, directors, other affiliated persons or their affiliates, not including the 45,455 shares shown below as being offered by Mr. Hudson, is 188,636.  None of the selling stockholders or any of their affiliates is a registered broker-dealer.  We have filed the registration statements on Form S-1, of which this prospectus is a part, to fulfill contractual obligations to the respective selling stockholders to do so pursuant to agreements entered into by the Company with them in connection with the financial restructuring transactions described herein or in connection with our sales of the TARP preferred stock referred to herein to the United States Treasury Department.

Name of Selling Stockholder	Shares Beneficially Owned Prior to the Offering(1)	Percent of Class Beneficially Owned Prior to the Offering(2)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After the Offering(2)(3)	Percent of Class Beneficially Owned After the Offering(3)
Brenda J. Battey	25,000	*	25,000	—	—

Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan (4)	360,235	1.24	272,730	87,505	*

California Community Foundation (5)	477,273	1.64	227,273	250,000	*

CJA Private Equity Financial Restructuring Master Fund I L.P. (6)(7)	8,299,136	28.54	6,363,636	1,935,500	6.66

Kellogg Chan and Bronwyn Chan, Trustees u/a/d 07-26-1991, fbo Kellogg & Bronwyn Chan Family Trust (8)	94,033	*	50,000	44,033	*

Robert C. Davidson, Jr., Trustee for the Robert and Alice Davidson Trust dated August 11, 1982 (9)	119,425	*	90,909	28,516	*

Economic Resources Corporation (10)	500,000	1.72	250,000	250,000	*

Paul C. Hudson (11)	131,509	*	45,455	86,054	*

Paul V. Hughes	42,932	*	20,455	22,477	*

Daniel A. Medina, Trustee for Martin Medina Family Trust UTD 06/30/1994 (12)	51,999	*	22,727	29,272	*

National Community Investment Fund (13)	2,550,200	8.77	900,000	1,650,200	5.68

SH Fund, LLC (14)	50,000	*	50,000	—	—

U.S. Bank Trust National Association SD, Trustee of the Oliver R. Grace Grandchildren’s Trust fbo Alicia Ogden Grace	38,636	*	38,636	—	—

U.S. Bank Trust National Association SD, Trustee of the Oliver R. Grace Grandchildren’s Trust fbo Carolyn Lorraine Grace	36,364	*	36,364	—	—

U.S. Bank Trust National Association SD, Trustee of the Oliver R. Grace Grandchildren’s Trust fbo Diana Alexandra Grace	34,091	*	34,091	—	—

U.S. Bank Trust National Association SD, Trustee of the Oliver R. Grace Grandchildren’s Trust fbo Frederick Sutton Grace	36,364	*	36,364	—	—

U.S. Bank Trust National Association SD, Trustee of the Oliver R. Grace Grandchildren’s Trust fbo Lorraine Marie Grace	31,818	*	31,818	—	—

U.S. Bank Trust National Association SD, Trustee of the Oliver R. Grace Grandchildren’s Trust fbo Nicholas Miller Grace	36,364	*	36,364	—	—

U.S. Bank Trust National Association SD, Trustee of the Oliver R. Grace Grandchildren’s Trust fbo Oliver Russell Grace III	34,091	*	34,091	—	—

U.S. Bank Trust National Association SD, Trustee of the Oliver R. Grace Grandchildren’s Trust fbo John Sheffield Grace, Jr	40,909	*	40,909	—	—

U.S. Bank Trust National Association SD, Trustee of the Oliver R. Grace Grandchildren’s Trust fbo Victoria Alice Grace	34,091	*	34,091	—	—

U.S. Bank Trust National Association SD, Trustee of the Oliver R. Grace Grandchildren’s Trust fbo Virginia Elizabeth Grace	31,818	*	31,818	—	—

U.S. Bank Trust National Association SD, Trustee of the Oliver R. Grace Grandchildren’s Trust fbo Wayne Talmage Jervis, III	20,455	*	20,455	—	—

United States Department of the Treasury	10,146,000	34.89	10,146,000	—	—

Gerald I. White	136,363	*	136,363	—	—

(1)              Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Based upon representations of the selling stockholders, we believe that, except as otherwise indicated in the following footnotes to this table, the selling stockholders possess sole voting and investment power over all shares of common stock shown as beneficially owned by the selling stockholders.

(2)              Based on the 21,405,188 shares of common stock outstanding as of January 31, 2015 plus 7,671,520 shares of the Company’s non-voting common stock that may only be sold in certain circumstances and will automatically convert into common stock having full voting rights in connection with permitted sales of such stock.

(3)              Assumes that all securities offered hereby are sold.

(4)            Nicholas L. Saakvitne, as Trustee of the Broadway Federal Bank, F.S.B. Employee Stock Ownership Plan, has sole investment and voting power with respect to these shares.

(5)            Steven J. Cobb, Vice President and Chief Financial Officer of California Community Foundation, has sole investment and voting power with respect to these shares.

(6)            Christopher J. Acito, managing member of Christopher J. Acito & Associates LLC, has sole investment and voting power with respect to these shares.  Christopher J. Acito & Associates LLC is the managing member of CJA Private Equity Financial Restructuring GP I Ltd., which is the general partner of CJA Private Equity Financial Restructuring Master Fund I LP.

(7)            Includes 6,169,320 shares of the Company’s non-voting common stock.  Such shares may only be sold in certain circumstances and will automatically convert into common stock having full voting rights in connection with such permitted sales.

(8)            Includes 3,125 shares subject to currently exercisable stock options granted pursuant to the Company’s 2008 Long Term Incentive Plan, 50,000 shares held by the Kellogg & Bronwyn Chan Family Trust and 40,908 shares that are jointly owned with Mr. Chan’s spouse, with whom Mr. Chan shares investment and voting power.  Kellogg Chan and Bronwyn Chan share investment and voting power with respect to the shares held by the Kellogg & Bronwyn Chan Family Trust in their capacities as trustees of the trust.

(9)            Includes 3,125 shares subject to currently exercisable stock options granted pursuant to the Company’s 2008 Long Term Incentive Plan, 90,909 shares that are held by the Robert and Alice Davidson Trust, dated August 11, 1982, and 25,391 shares that are jointly owned with Mr. Davidson’s spouse, with whom Mr. Davidson shares investment and voting power.  Robert Davidson and Alice Davidson share investment and voting power with respect to the shares held by the Robert and Alice Davidson Trust in their capacities as trustees of the trust.

(10)     Dutch C. Ross, President and Chief Executive Officer of Economic Resources Corporation, has sole investment and voting power with respect to these shares.

(11)     Includes 17,915 shares allocated to Mr. Hudson under the Broadway Federal Bank, F.S.B. Employee Stock Ownership Plan.

(12)     Includes 3,125 shares subject to currently exercisable stock options granted pursuant to the Company’s 2008 Long Term Incentive Plan, 22,727 shares that are held by the Martin Medina Family Trust and 26,147 shares that are jointly owned with Mr. Medina’s spouse, with whom Mr. Medina shares voting and investment power.  Mr. Medina and his wife share investment and voting power with respect to the shares held by the Martin Medina Family Trust in their capacities as trustees of the trust.

(13)     Includes 1,502,200 shares of the Company’s non-voting common stock.  Such shares may only be sold in certain circumstances and will automatically convert into common stock having full voting rights in connection with such permitted sales.  Saurabh Narain, Chief Executive and Trustee, and Carlton Jenkins, Trustee, share investment and voting power with respect to the shares held by the National Community Investment Fund in their capacities as trustees thereof.

(14)     Duane Roberts, Managing Director of SH Fund, LLC, has sole investment and voting power with respect to these shares.

*                 Less than 1%.

PLAN OF DISTRIBUTION

The selling stockholders, which term includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may sell or otherwise dispose of from time to time any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions.  These sales or dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling or otherwise disposing of shares of common stock or interests therein:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales effected after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, using this prospectus, or an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sales of the common stock or interests therein, selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver shares of the common stock covered hereby to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell shares of the common stock covered hereby.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction to the extent required by law).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders, together with their duly authorized agents from time to time, reserves the right to accept and to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the common stock offered hereby in the market and to the activities of the selling stockholders and their affiliates.  We will make copies of this prospectus, as it may be supplemented or amended from time to time, available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.  The selling stockholders may indemnify broker-dealers that participate in transactions involving the sale of the common stock offered hereby against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement that includes this prospectus effective for a period of 12 months after its effective date.  We have also agreed to provide certain registration rights to the United States Department of the Treasury that may be exercised upon request at any time.

DESCRIPTION OF OUR SECURITIES

We have the authority to issue an aggregate of 50,000,000 shares of common stock, par value $0.01 per share, 25,000,000 shares of non-voting common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.  As of January 31, 2015, we had outstanding 21,405,188 shares of common stock, 7,671,520 shares of non-voting common stock and no shares of preferred stock.  The rights, preferences and privileges of holders of our common stock and our non-voting common stock, are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future.

The following is a summary of the material terms of our common stock and our non-voting common stock, which are the only classes of capital stock that we currently have outstanding.  This description does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Dividend Rights. Subject to the rights of holders of preferred stock of any series that may be issued and outstanding from time to time, holders of our common stock are entitled to receive such dividends and other distributions in cash, securities or other assets as may be declared by our board of directors from time to time out of our funds or assets that are legally available for dividends and other distributions, and are entitled to share equally on a per share basis in all such dividends and other distributions.

Voting Rights. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders generally.  In the event we issue one or more series of preferred or other securities in the future such preferred stock or other securities may be given rights to vote, either together with the common stock or as a separate class on one or more types of matters.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled, subject to the prior rights of any outstanding series of our preferred stock, to share in our net assets, if any, that are available after the payment of all of our debts and other liabilities.

Preemptive Rights. The holders of our common stock have no preemptive rights in their capacities as such holders.  Certain investors who acquired beneficial ownership of an aggregate of 12,744,336 shares of common stock in the financial restructuring transactions described herein were granted rights, subject to certain limitations, to purchase shares of common stock that we may offer in the future to the extent necessary to maintain their respective ownership percentages of our outstanding common stock.

Board of Directors. Holders of common stock do not have cumulative voting rights with respect to the election of directors.  At any meeting to elect directors by holders of our common stock, the presence, in person or by proxy, of the holders of a majority of the voting power of shares of our capital stock then outstanding will constitute a quorum for such election.  Directors may be elected by a plurality of the votes of the shares present and entitled to vote on the election of directors, except for directors whom the holders of any then outstanding preferred stock have the right to elect, if any.

Certain Anti-Takeover Effects

Provisions of Delaware Law. We are a Delaware corporation and Section 203 of the Delaware General Corporate Law (“DGCL”) applies to us.  It is an anti-takeover statute that is designed to protect stockholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our board of directors for the fair and equitable treatment of all stockholders.

Under Section 203 of the DGCL, a Delaware corporation is not permitted to engage in a “business combination” with an “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder.  As defined for this purpose, the term “business combination” includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder.  The term “interested stockholder” is defined to mean a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock.  This prohibition does not apply if:

•                  prior to the time that the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the stockholder becoming an interested stockholder;

•                  upon completion of the transaction resulting in the stockholder becoming an interested stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding voting stock owned by directors who are also officers and by certain employee stock plans; or

•                  at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that the interested stockholder does not own.

A Delaware corporation may elect not to be governed by these restrictions.  We have not opted out of Section 203.

Classified Board of Directors; Removal of Directors for Cause. Our certificate of incorporation and bylaws provide for our board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms.  Approximately one-third of our board will be elected each year.  At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office.  All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal.  The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned.  The person filling such position would serve for the term applicable to that class.  The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred.  Members of the board of directors may only be removed for cause by the affirmative vote, taken at a stockholders meeting, of a majority of our outstanding voting stock.  Cause is defined for this purpose to mean conviction of a felony, or gross negligence or misconduct in the performance of a director’s duty to the Company as determined by a court of competent jurisdiction, which adjudication is no longer subject to direct appeal.  These provisions are likely to increase the time required for stockholders to change the composition of the board of directors.  For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.  The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of our board of directors until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest.  The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder nominations of persons for election to our board of directors and for any proposals to be presented by stockholders at an annual meeting.  Stockholders at an annual meeting will only be able to consider nominations and other proposals specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to nominate a person for election as a director or to bring a proposal for action at the meeting.

Unanimity Required For Stockholder Action Without Meeting

Our certificate of incorporation provides that stockholder actions may be taken without a meeting only by written consent signed by all stockholders.

Super-Majority Stockholder Vote Required for Certain Actions.  The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.  Our certificate of incorporation requires the affirmative vote of the holders of at least 66-2/3% of our outstanding voting stock to amend or repeal certain provisions of the certificate of incorporation.  This “super-majority” stockholder vote would be in addition to any separate class vote that might be required pursuant to the terms of any preferred stock that might then be outstanding.  In addition, our amended and restated bylaws may only be amended by the directors then in office.

The affirmative vote of the holders of two-thirds of our outstanding voting stock is also required by our certificate of incorporation, in addition to any other approval that may be required by law, for approval of a business combination with or upon a proposal by an interested stockholder, unless the business combination (1) has been approved by a majority of disinterested directors, or (2) will occur at least three years after the proposing stockholder became an interested stockholder and certain criteria relating to the price to be paid in the business combination are satisfied, or (3) is solely with one of our subsidiaries and certain criteria are satisfied.  For purposes of the foregoing provisions, the term “interested stockholder” is defined as a direct or indirect beneficial owner of more than 10% of our outstanding voting stock.

Effects of Authorized but Unissued Shares. We have shares of common stock and “blank check” preferred stock available for future issuance and our Board may establish the terms of separate series of such preferred stock, without stockholder approval, subject to the limitations imposed by the listing standards of the NASDAQ Capital Market or any securities market or exchange on which our securities may be listed or traded.  These additional shares may be utilized for a variety of corporate purposes, including future private sales or public offerings to raise additional capital, acquisitions of other companies and grants of stock options or other stock-based compensation awards pursuant to employee incentive compensation plans.  The existence of authorized but unissued shares of common stock and “blank check” preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger, or otherwise.  As part of the 2013 Recapitalization Transactions, we agreed not to issue any preferred stock until August 23, 2015, except in connection with (i) the provisions of a stockholder rights plan, (ii) a rights offering or other distribution to the holders of our common stock in proportion to their ownership interests, or (iii) if approved by the holders of our common stock.

Regulatory Requirements.  The Change in Bank Control Act prohibits a person or group of persons acting in concert from acquiring control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued.  The term “control” is defined for this purpose to include ownership or control of, or holding with power to vote, 25% or more of any class of a savings and loan holding company’s voting securities.  Under a rebuttable presumption contained in the regulations of the Federal Reserve Board, ownership or control of, or holding with power to vote, 10% or more of any class of voting securities of a savings and loan holding company having a class of securities registered under Section 12 of the Exchange Act would also be deemed to constitute the acquisition of control.  In addition, any company would be required to obtain the approval of the Federal Reserve Board under the Home Owners’ Loan Act before acquiring control of a savings and loan holding company.  For this purpose, a company is deemed to have control of a savings and loan holding company if the company owns, controls, holds with power to vote, or holds proxies representing, 25% or more of any class of voting shares of the savings and loan holding company or controls in any manner the election of a majority of the holding company’s directors, and may also be deemed to acquire control of a savings and loan holding company based on a consideration of all relevant facts by the Federal Reserve Board.

Non-Voting Common Stock

The non-voting common stock has all of the attributes and rights of our common stock, other than as described below with respect to voting rights and provisions regarding conversion to common stock.  Holders of the non-voting common stock would be entitled to share ratably with the holders of the common stock, based on the numbers of shares held by each, in any dividends declared on the common stock by the Company’s board of directors and in distributions of any net liquidation proceeds upon dissolution and liquidation of the Company, after payment or provisions for payment of creditors’ claims and distribution of net liquidation proceeds to the extent legally required on any then outstanding shares of preferred stock.

The holders of the non-voting common stock do not have any voting rights, except as required by the DGCL.  Under the DGCL, the holders of stock that by its terms is stated not to have voting rights nonetheless have the right to vote as a separate class on proposed amendments to the issuing corporation’s certificate of incorporation that would change the authorized number of shares of such class, change their par value or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

The non-voting common stock is transferable, subject to certain limitations, and will automatically convert into common stock in connection with permitted transfers that are made to new holders of the non-voting common stock that are not affiliated with the holder to whom it was initially issued and which conform to the criteria specified in clauses (iii), (iv) or (v) listed below.  These criteria are intended to comply with bank regulatory requirements used to determine whether the holders of the non-voting common stock may be found or presumed to have control (as defined in applicable regulations) of a savings and loan holding company or bank holding company.  The shares of non-voting common stock are only be transferrable by the initial holder thereof or an affiliate of the initial holder (i) to an affiliate of the initial holder, (ii) to the Company, (iii) in a widespread public distribution, (iv) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company, or (v) to a transferee that would control more than 50% of the voting securities of the Company without any transfer from the initial holder or any affiliate of the initial holder.  The terms of the non-voting common stock further provide that, notwithstanding the foregoing, the Company may restrict such conversion to the extent it would be inconsistent with, or in violation of, the requirements of any bank regulator (as defined in the Company’s certificate of incorporation) with respect to the restrictions on the transfer of the non-voting common stock that are required in order to preserve the “non-voting” classification of the non-voting common stock for bank regulatory purposes.  Any such restriction would be imposed and deemed effective immediately upon the transmittal by the Company of written notice to such holder specifying in reasonable detail the reason for such restriction.  In the event such notice is transmitted after the event giving rise to such automatic conversion, the restriction would be deemed to have been imposed and effective retroactively to the time of such event, and such conversion would be deemed not to have occurred, so long as such notice is transmitted within 180 days after the event giving rise to such conversion.

Transfer Agent and Registrar

Computershare Investor Services is the transfer agent and registrar for our common stock.  The transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021.

Listing of Our Common Stock

Our common stock is listed on the NASDAQ Capital Market under the symbol “BYFC.”

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Arnold & Porter LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Broadway Financial Corporation incorporated into this prospectus by reference to Broadway Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Broadway Financial Corporation incorporated into this prospectus by reference to Broadway Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of Moss Adams LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby.  This prospectus does not contain all of the information about us and the common stock that is included in the registration statement and the exhibits and schedules thereto.  We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file reports and other information with the SEC.  You may read and copy the registration statement and the exhibits and schedules thereto, as well as the other information that we file with the SEC, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330.  The SEC also maintains a website (http://www.sec.gov) that contains information that we and other registrants file electronically with the SEC.  Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents, which are filed as exhibits to the registration statement or otherwise filed with the SEC, for a complete statement of their terms or other content.  Our website address is www.broadwayfederalbank.com.  The contents of our website are not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we have filed with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC.  The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporates by reference the following documents, which we have previously filed with the SEC pursuant to the Exchange Act, under the file number 000-27464:

•                  Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 27, 2015; and

•                  Proxy Statement on Schedule 14A filed with the SEC on August 15, 2014.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus but not delivered with this prospectus.  Any request may be made by writing or calling us at the following address or telephone number:

Broadway Financial Corporation
5055 Wilshire Boulevard
Suite 500
Los Angeles, California 90036
Attn: Investor Relations
(323) 634-1700
investor.relations@broadwayfederalbank.com

You may also access the documents incorporated by reference into this prospectus at our website address at http://www.broadwayfederalbank.com.  The other information and content contained on or linked from our website are not part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                          Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses incurred or expected to be incurred in connection with this registration statement and the transactions contemplated hereby, all of which are to be paid by the registrant:

ITEM	AMOUNT
SEC registration fee	$1,385
Legal fees and expenses	35,000
Accounting fees and expenses	16,000
Miscellaneous expenses	5,000
$57,385

Item 14.                          Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  However, no such provision can eliminate or limit a director’s liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of dividends or unlawful stock purchase or redemption, or for any transaction from which the director derives an improper personal benefit.

Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper.  To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person.  Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Our certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

Item 15.                          Recent Sales of Unregistered Securities

During the three years preceding the filing of this registration statement, the Registrant has not sold its securities without registration under the Securities Act of 1933, as amended, except as described below:

On October 16, 2014, the Company issued 1,856,229 shares of voting common stock and 6,973,320 shares of non-voting common stock, made certain payments of principal and interest on its outstanding Debentures and entered into a supplemental indenture with respect to the Debentures extending the original March 17, 2004 maturity of the Debentures to March 17, 2024 and modified the payment terms thereof, pursuant to the respective transactions and related agreements entered into in connection with the financial restructuring transactions described herein under the caption “Broadway Financial Corporation - Financial Restructuring Transactions - 2014 Transactions.”  Each of the sales of voting common stock and non-voting common stock, and the modification of the terms of the Debentures, was conducted without registration under the Securities Act in reliance on the exemption from such registration requirement provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder.  Each of the purchasers of stock and the holders of the Debentures is believed by the Company to be an accredited investor or other qualified person and none were initially contacted through any advertising or other general solicitation efforts.  The shares of voting common stock and non-voting common stock were sold for cash at a price of $1.10 per share. No consideration was paid by the holder of the Debentures other than such holder’s agreement to the modification of the terms thereof.  Additional information regarding these transactions is provided in the Current Report on Form 8-K filed by the Company with the Commission on October 21, 2014, which report is incorporated herein by reference.

The Company issued $25,000 of common stock on April 14, 2014 to an individual engaged by the Company to provide financial advisory services as part of the compensation agreed to be paid by the Company for such services in connection with the 2013 Recapitalization Transactions of the Company described herein under the caption “Broadway Financial Corporation - Financial Restructuring Transactions - 2013 Recapitalization Transactions.”  The number of shares issued for this purpose, 22,477, was based on the weighted average of closing prices for the Company’s common stock on the Nasdaq Capital Market, for the ten trading days ended April 4, 2014 of $1.11.  This issuance of common stock was effected in reliance on the exemption from the registration requirement of the Securities Act provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

The Company issued 82,031 shares of common stock on December 18, 2013 to a financial advisory firm that had been engaged by the Company.  The shares were issued in connection with settlement of a dispute regarding the amount of fees payable by the Company to such firm.  The terms of settlement included payments of $105,000 in cash and issuance of common stock having a value, based on a five-day average of closing prices for the Company’s common stock, of $105,000.  This issuance of common stock was effected in reliance on the exemption from the registration requirement of the Securities Act provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

On August 22, 2013, the Company issued 13,997 shares of its Common Stock Equivalents (including 698 shares of such stock that were concurrently exchanged by the holder for 6,982 shares of the Company’s Series G Non-Voting Preferred Stock) and 4,235,500 shares of its common stock pursuant to the respective transactions and related agreements entered into in connection with the 2013 Recapitalization Transactions described herein.  Each of the exchanges and sales of Common Stock Equivalents and common stock was conducted without registration under the Securities Act in reliance on the exemption from such registration requirement provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder.  Each of the exchanging and purchasing entities is believed by the Company to be an accredited investor and none were initially contacted through any advertising or other general solicitation efforts.  The shares of common stock were sold in the related subscription offering for cash at a price of $1.00 per share.  The Common Stock Equivalents were valued on an as-converted basis of $1,000 per share, reflecting the fact that they were mandatorily convertible into 1,000 shares of common stock upon receipt of the requisite stockholder vote, for purposes of determining the number of shares of Common Stock Equivalents to be issued in exchange for the shares of the respective series of the Company’s outstanding preferred stock, accrued dividends on the TARP Preferred Stock and a portion of the principal amount of the BBCN Bank loan.  Additional information regarding these transactions is provided in the Current Report on Form 8-K filed by the Company with the Commission on August 28, 2013, which report is incorporated herein by reference.

The Company sold an aggregate of 115,386 shares of common stock to certain of its directors and one executive officer for an aggregate price of $150,000 on July 2, 2012.  The Company sold 50,000 shares (after adjustment) of common stock to another executive officer of the Company on November 26, 2012 for an aggregate price of $50,000.  These sales were made in reliance on the exemption from the registration requirement of the Securities Act provided by Section 4(a)(2) of the Securities Act and Rule 506 thereunder.

Item 16.                          Exhibits and Financial Statement Schedules

Reference is made to the Exhibit Index filed as part of this registration statement.  All exhibits have been previously filed unless otherwise noted.

Item 17.                          Undertakings

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

(2)                            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)                            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(b)                                 The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 17, 2015.

BROADWAY FINANCIAL CORPORATION

By:	/s/ Wayne-Kent A. Bradshaw
Name:	Wayne-Kent A. Bradshaw
Title:	President and Chief Executive Officer

We, the undersigned directors and officers of Broadway Financial Corporation do hereby constitute and appoint Wayne-Kent A. Bradshaw and Brenda J. Battey, and each of them acting individually, with full individual power of substitution, our true and lawful attorneys-in-fact and agents with full power to them, and to each of them acting individually, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us in our name and in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and the rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically but without limitation, the power and authority to sign for any of us in our names and in the capacities indicated below any and all amendments, including post-effective amendments, hereof; and we do hereby ratify and confirm all that said attorneys-in-fact and agents shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date

/s/ Wayne-Kent A. Bradshaw	President and Chief Executive Officer
Wayne-Kent A. Bradshaw	(principal executive officer) and Director
April 17, 2015
*	Senior Vice President and Chief Financial Officer (principal financial officer
Brenda J. Battey	and principal accounting officer)	April 17, 2015

*	Director, Chairman of the Board
Virgil Roberts		April 17, 2015

*	Director
Kellogg Chan		April 17, 2015

*	Director
Robert C. Davidson		April 17, 2015

*	Director
A. Odell Maddox		April 17, 2015

*	Director
Daniel Medina		April 17, 2015

* /s/ Wayne-Kent A. Bradshaw
Attorney-in-Fact
Dated: April 17, 2015

EXHIBIT INDEX

Exhibit Number*	Description

3.1	Certificate of Incorporation of Registrant, including amendments thereto (Exhibit 3.1 to Form 10-Q filed by the Registrant on November 13, 2014)

3.2	Bylaws of Registrant (Exhibit 3.2 to Form 10-Q filed by Registrant on November 14, 2013)

5.1	Opinion of Arnold & Porter LLP (Exhibit 5.1 to Form S-1 filed by the Registrant on March 13, 2015)

10.8	Broadway Financial Corporation 2008 Long Term Incentive Plan (Exhibit A to proxy statement filed by Registrant on Schedule 14A on November 17, 2009)

10.14	Deferred Compensation Plan (Exhibit 10.14 to Form S-1 filed by Registrant on November 20, 2013)

10.15	Salary Continuation Agreement Between Broadway Federal Bank and Chief Executive Officer Paul C. Hudson (Exhibit 10.15 to Form S-1 filed by Registrant on November 20, 2013)

10.19.1	Exchange Agreement by and between Broadway Financial Corporation and The United States Department of the Treasury (Exhibit 10.19 to Form 10-K filed by the Registrant on April 1, 2013)

10.19.2	Amendment No. 1 to Exchange Agreement by and between the Registrant and The United States Department of the Treasury (Exhibit 10.19.2 to Form S-1 filed by Registrant on November 20, 2013)

10.20

Exchange Agreement by and among Broadway Financial Corporation, the Insurance Exchange of the Automobile Club, and the Automobile Club of Southern California (Exhibit 10.20 to Form 10-K filed by the Registrant on April 1, 2013)

10.21.1	Exchange Agreement by and between the Registrant and BBCN Bancorp, Inc. (Exhibit 10.21.1 to Form 10-Q filed by Registrant on November 14, 2013)

10.21.2	Investor Rights Letter by and between the Registrant and BBCN Bancorp, Inc. (Exhibit 10.21.2 to Form 10-Q filed by Registrant on November 14, 2013)

10.22.1	Exchange Agreement by and between the Registrant and National Community Investment Fund (Series C for Series F Preferred Stock) (Exhibit 10.22.1 to Form 10-Q filed by Registrant on November 14, 2013)

10.22.2	Investor Rights Letter by and between the Registrant and National Community Investment Fund (Exhibit 10.22.2 to Form 10-Q filed by Registrant on November 14, 2013)

10.22.3	Exchange Agreement by and between the Registrant and National Community Investment Fund (Series F for Series G Preferred Stock) (Exhibit 10.22.3 to Form 10-Q filed by Registrant on November 14, 2013)

10.23

Registration Rights Agreement among the Registrant, CJA Private Equity Financial Restructuring Master Fund I LP, National Community Investment Fund and BBCN Bancorp, Inc. (Exhibit 10.23 to Form 10-Q filed by Registrant on November 14, 2013)

10.24.1	Form of 2013 Subscription Agreements entered into by the Registrant with various purchasers of the Registrant’s common stock (Exhibit 10.24 to Form 10-Q filed by Registrant on November 14, 2013)

10.24.2	Form of 2014 Subscription Agreements entered into by the Registrant with various purchasers of the Registrant’s common stock (Exhibit 10.1 to Form 10-Q filed by the Registrant on November 13, 2014)

* Exhibits followed by a parenthetical reference are incorporated by reference herein from the document filed by the Registrant with the SEC described therein. Except as otherwise indicated, the SEC File No. for each incorporated document is 000-27464.

Exhibit Number*	Description

10.25.1	Subscription Agreement between the Registrant and CJA Private Equity Financial Restructuring Master Fund I LP (Exhibit 10.25.1 to Form 10-Q filed by Registrant on November 14, 2013)

10.25.2	Investor Rights Letter between the Registrant and CJA Private Equity Financial Restructuring Master Fund I LP (Exhibit 10.25.2 to Form 10-Q filed by Registrant on November 14, 2013)

10.26.1	Subscription Agreement between the Registrant and Valley Economic Development Center, Inc. (Exhibit 10.26.1 to Form 10-Q filed by Registrant on November 14, 2013)

10.26.2	Investor Rights Letter between the Registrant and Valley Economic Development Center, Inc. (Exhibit 10.26.2 to Form 10-Q filed by Registrant on November 14, 2013)

10.27	Agreement for Partial Satisfaction of Debt Previously Contracted by and among BBCN Bank and the Registrant (Exhibit 10.27 to Form 10-Q filed by Registrant on November 14, 2013)

10.28.1	Subscription Agreement between the Registrant and Gapstow Financial Growth Capital Fund I LP (Exhibit 10.2.1 to Form 10-Q filed by the Registrant on November 13, 2014)

10.28.2	Investor Rights Letter between the Registrant and Gapstow Financial Growth Capital Fund I LP (Exhibit 10.2.2 to Form 10-Q filed by the Registrant on November 13, 2014)

10.29.1	Subscription Agreement between the Registrant and National Community Investment Fund (Exhibit 10.3.1 to Form 10-Q filed by the Registrant on November 13, 2014)

10.29.2	Investor Rights Letter between the Registrant and National Community Investment Fund (Exhibit 10.4 to Form 10-Q filed by the Registrant on November 13, 2014)

21.1	List of Subsidiaries (Exhibit 21.1 to Form S-1 filed by the Registrant on November 20, 2013)

23.1	Consent of Crowe Horwath LLP

23.2	Consent of Moss Adams LLP

23.3	Consent of Arnold & Porter LLP (Exhibit 5.1 to Form S-1 filed by the Registrant on March 13, 2015)

24.1	Power of Attorney (included on signature page)

99.1

Order to Cease and Desist, issued by Office of Thrift Supervision to Broadway Financial Corporation, Order No.: WN 10-026, effective September 9, 2010 (Exhibit 99.1 to Form 8-K filed by the Registrant on September 16, 2010)

99.2

Order to Cease and Desist, issued by Office of Thrift Supervision to Broadway Federal Bank, f.s.b., Order No.: WN-10-025, effective September 9, 2010 (Exhibit 99.2 to Form 8-K filed by the Registrant on September 16, 2010)

99.3

Consent Order, issued by Comptroller of the Currency to Broadway Federal Bank, f.s.b., Order No. AA-EC-2013-XX, effective October 30, 2013 (Exhibit 99.1 to Form 8-K filed by Registrant on November 5, 2013)

Pursuant to Regulation S-K, Item 601(b)(4)(iii), instruments that define the rights of holders of the Company’s long-term debt securities, where the long-term debt securities authorized under each such instrument do not exceed 10% of the Registrant’s total assets, have been omitted and will be furnished to the Commission upon request.

* Exhibits followed by a parenthetical reference are incorporated by reference herein from the document filed by the Registrant with the SEC described therein. Except as otherwise indicated, the SEC File No. for each incorporated document is 000-27464.